Exhibit 99.1

WestRock Announces Plans to Close Tacoma, Wash., Paper Mill

ATLANTA--(BUSINESS WIRE)--August 1, 2023--WestRock Company (NYSE: WRK) today announced it will permanently cease operating its paper mill in Tacoma, Washington, and will conclude production by September 30, 2023.

WestRock is committed to improving its return on invested capital as well as maximizing the performance of its assets. The combination of high operating costs and the need for significant capital investment were the determining factors in the decision to cease operations at the mill.

“WestRock is working to optimize our operational footprint and consolidate production in order to improve our return on invested capital, and we have made the difficult decision to close the Tacoma mill as part of this effort,” said David B. Sewell, chief executive officer at WestRock. “One of the most critical factors we consider when making the difficult decision to close a facility is the impact it will have on the lives of our team members, and we are committed to assisting our Tacoma team with exploring roles at other WestRock locations and nearby companies as well as providing outplacement assistance.”

The Tacoma mill produces kraft and white top liner and bleached pulp for a combined annual capacity of 510,000 tons. The majority of kraft and white top liner will be transitioned to other mills in the WestRock system to serve our customers in North America and international markets. Approximately 60,000 annual tons of pulp and 25,000 annual tons of specialty grade capacity will be reduced due to the shutdown.

The Tacoma mill employs approximately 400 people. Employees will receive severance and outplacement assistance in accordance with WestRock policy and labor union agreements.

About WestRock

WestRock (NYSE: WRK) is a global leader in sustainable paper and packaging solutions, with more than 58,000 teammates in the Americas, Europe and Asia-Pacific. Our integrated packaging capabilities offer end-to-end solutions to help customers address their greatest challenges.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that forward-looking statements are not a guarantee of future performance and that actual results could differ materially from those contained in forward-looking statements. Our businesses are subject to a number of risks that could affect any such forward-looking statements. These risks are described in our filings with the Securities and Exchange Commission, including in Item 1A under the caption “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2022, and in our quarterly report on Form 10-Q for the quarter ended March 31, 2023.

Contacts

Media:
Robby Johnson, 470-328-6397
Senior Manager, Corporate Communications
robby.b.johnson@westrock.com

Investors:
Rob Quartaro, 470-328-6979
Senior Vice President, Investor Relations
robert.quartaro@westrock.com